As filed with the Securities and Exchange Commission on October 20, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-3

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
____________________________

ReWalk Robotics Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	3842	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Hatnufa St., Floor 6
Yokneam Ilit
2069203, Israel
+972 (4) 959-0123

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
____________________________

ReWalk Robotics, Inc.
200 Donald Lynch Blvd.
Marlborough, MA 01752
(508) 251-1154
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Colin J. Diamond, Esq.	Aaron M. Lampert, Adv.
Laura Katherine Mann, Esq. Scott J. Levi, Esq. White & Case LLP 1221 Avenue of the Americas	Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999
New York, NY 10020
Tel: (212) 819-8200

____________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 0.25 per share, issuable upon exercise of outstanding warrants	8,967,570	$1.38	$12,375,246.60	$1,147.19
Total			$12,375,246.60	$1,147.19

(1)
The Registrant is hereby registering for resale from time to time by the selling shareholders named herein of up to 8,967,570 ordinary shares, par value NIS 0.25 per share, issuable upon exercise of the outstanding warrants.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on October 15, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 20, 2021

PROSPECTUS

8,967,570 Ordinary Shares
Issuable upon Exercise of Outstanding Warrants
To be sold by Selling Shareholders

This prospectus relates to the resale by the selling shareholders named herein, from time to time, of up to 8,967,570 ordinary shares, par value NIS 0.25 per share (the “Ordinary Shares”), issuable upon exercise of outstanding warrants (the “September 2021 Warrants”). The September 2021 Warrants include warrants to purchase 8,006,759 Ordinary Shares initially issued by us in a private placement (the “September 2021 Private Placement”), pursuant to the securities purchase agreement, dated as of September 27, 2021, between us and certain selling shareholders. The September 2021 Warrants also include warrants to purchase 960,811 Ordinary Shares issued to designees of H.C. Wainwright & Co., LLC as compensation for its services as the Company’s exclusive placement agent in the September 2021 Private Placement. The September 2021 Private Placement took place concurrently with our registered direct offering of ordinary shares and pre-funded warrants. We are not registering the resale of the September 2021 Warrants sold in the September 2021 Private Placement.

We will not receive any proceeds from the sale of Ordinary Shares by the selling shareholders. We will, however, receive the proceeds of any September 2021 Warrants exercised for cash in the future, which will total up to approximately $18.5 million, based on the September 2021 Warrants’ exercise prices.  See “Use of Proceeds” in this prospectus.

The selling shareholders may offer and sell the Ordinary Shares from time to time at varying prices and in a number of different ways as each selling shareholder may determine through public or private transactions or through other means described under “Plan of Distribution.” Each selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, to the extent available pursuant to the restrictions thereunder, rather than under this prospectus.

The selling shareholders will bear all commissions, discounts and concessions, if any, attributable to the sale or disposition of the Ordinary Shares. Other than in connection with our indemnification obligations with respect to the selling shareholders, we will bear only the costs, expenses and fees in connection with the registration of the Ordinary Shares. We will not be paying any underwriting commissions or discounts in offerings under this prospectus. For more information, see “Plan of Distribution.”

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “RWLK.” The last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 19, 2021 was $1.37 per ordinary share.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________________

The date of this prospectus is               , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using a shelf registration statement, the selling shareholders may sell securities from time to time and in one or more offerings. Any prospectus supplement or free writing prospectus that we file in connection with any specific offering by the selling shareholders may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on its respective cover page and that any information incorporated by reference into any of the foregoing is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit offerings under this prospectus, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

Unless the context clearly indicates otherwise, references in this prospectus to “we,” “our,” “ours,” “us,” “the Company” and “ReWalk” refer to ReWalk Robotics Ltd. and its subsidiaries.

PROSPECTUS SUMMARY

Overview

We are an innovative medical device company that is designing, developing and commercializing robotic exoskeletons that allow individuals with mobility impairments or other medical conditions the ability to stand and walk once again. We have developed and are continuing to commercialize our ReWalk Personal and ReWalk Rehabilitation devices for individuals with Spinal Cord Injury (“SCI Products”), which are exoskeletons designed for individuals with paraplegia that use our patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. We began marketing ReWalk Rehabilitation for use in hospitals, rehabilitation centers and stand-alone training centers in the United States and Europe in 2011, and we received United States Food and Drug Administration (“FDA”) clearance to market ReWalk Personal in the United States in June 2014. We have also developed and began commercializing our ReStore device in June 2019, following receipt of CE mark and FDA clearance in the second quarter of 2019. ReStore is a powered, lightweight soft exo-suit intended for use in the rehabilitation of individuals with lower limb disability due to stroke. Our principal markets are the United States and Europe. In Europe, we have a direct sales operation in Germany and the United Kingdom and work with distribution partners in certain other major countries. During the second quarter of 2020, we finalized two separate agreements to distribute additional product lines in the U.S. market. The Company will be the exclusive distributor of the MediTouch Tutor movement biofeedback systems in the United States and will also have distribution rights for the MYOLYN MyoCycle FES cycles to U.S. rehabilitation clinics and personal sales through the U.S. Department of Veterans Affairs (“VA”) hospitals. We believe these new products will improve our product offering to clinics as well as patients within the VA as they both have similar clinician and patient profiles. We operate our business from our offices in Marlborough, Massachusetts, Berlin, Germany and Yokneam, Israel.

Corporate Information

We were incorporated in 2001 under the laws of the State of Israel. Our principal executive offices are located at 3 Hatnufa St., Floor 6, Yokneam Ilit 2069203, Israel, and our telephone number is +972 (4) 959-0123. Our website address is www.rewalk.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. We have irrevocably appointed our subsidiary, ReWalk Robotics Inc., which is incorporated in Delaware, as our agent to receive service of process in any action against us in any U.S. federal or state court. The address of ReWalk Robotics Inc. is 200 Donald Lynch Blvd., Marlborough, MA 01752, and its telephone number is (508) 251-1154.

ReWalk® is our registered trademark in Israel and in the United States and Restore® is our registered trademark in Europe and the United States. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Outstanding Shares and Warrants Issued in the September 2021 Private Placement

The shares offered in this prospectus relate to the resale by selling shareholders of an aggregate of 8,967,570 ordinary shares issuable upon the exercise of outstanding warrants (the “September 2021 Warrants”), which were issued in our private placement of warrants on September 27, 2021 (the “September 2021 Private Placement”), pursuant to a securities purchase agreement between us and the investors party thereto, dated September 27, 2021 (the “September 2021 Purchase Agreement”). The outstanding warrants include:

•
warrants to purchase up to 8,006,759 ordinary shares at an exercise price of $2.00 (the “September 2021 Institutional Warrants”), which were issued to institutional investors in the September 2021 Private Placement pursuant to the September 2021 Purchase Agreement and may be exercised until March 27, 2027, subject to the terms thereof; and

•
warrants to purchase up to 960,811 ordinary shares at an exercise price of $2.5438 per share (the “September 2021 HCW Warrants”), which were issued to designees of H.C. Wainwright & Co., LLC (“H.C. Wainwright”), the placement agent of the September 2021 Private Placement, as compensation for its services, and may be exercised until September 27, 2026, subject to the terms thereof.

We refer to the September 2021 Institutional Warrants and the September 2021 HCW Warrants in this prospectus collectively as the “September 2021 Warrants.” All of the September 2021 Warrants were issued pursuant to the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder. We are filing the registration statement on Form S-3, of which this prospectus is a part, to enable the holders of the September 2021 Warrants to resell, free of restrictions on resale, the underlying Ordinary Shares that are issued upon exercise of such warrants for cash.

The Offering

Securities offered by the selling shareholders	8,967,570 ordinary shares issuable upon exercise of the outstanding September 2021 Warrants.

Ordinary shares outstanding before this offering	62,448,795 ordinary shares, based on the number of shares outstanding as of September 29, 2021.

Ordinary shares to be outstanding after this offering
71,416,365 shares (assuming the exercise of all the outstanding September 2021 Warrants and the resale of all underlying ordinary shares by the selling shareholders in offerings under this prospectus).

Use of proceeds
We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. We will, however, receive the proceeds of any Warrants exercised for cash in the future. Such net proceeds will be up to approximately $18.5 million, based on the September 2021 Warrants’ exercise prices.  See “Use of Proceeds” in this prospectus.

Dividend policy	We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future.

Risk factors
You should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” together with all of the other information included in this prospectus, before deciding to purchase our ordinary shares.

Ordinary Shares Outstanding and Other Outstanding Warrants

The total number of ordinary shares we disclose as outstanding before this offering excludes all 8,967,570 ordinary shares underlying the September 2021 Warrants, and the total number of shares we disclose as outstanding after this offering assumes that the selling shareholders will exercise all such September 2021 Warrants prior to reselling the ordinary shares issued upon such exercises. Additionally, unless otherwise stated in this prospectus, the total number of ordinary shares outstanding both before and after this offering is based on 62,448,795 shares outstanding as of September 29, 2021 and excludes:

•
1,683,441 ordinary shares reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 63,453 ordinary shares at a weighted average exercise price of $38.10 per share, (ii) 1,387,652 ordinary shares underlying unvested restricted stock units (“RSUs”), and (iii) 232,336 ordinary shares available for future grant;

•
97,496 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $118.75, which were issued on November 1, 2016 in a follow-on public offering and are exercisable until November 1, 2021, subject to the terms thereof (the “November 2016 Oppenheimer Warrants”);

•
6,679 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $7.50 per share, which were granted on December 31, 2015 and December 28, 2016 to Kreos Capital V (Expert Fund) Limited, and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) an “M&A Transaction,” as defined in the warrant;

•
126,839 ordinary shares issued upon the exercise of warrants to purchase ordinary shares at an exercise price of $7.5 per share, which were issued on November 20, 2018 in a follow-on public offering and may be exercised until November 20, 2023, subject to the terms thereof (the “November 2018 Common Warrants”);

•
106,680 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $9.375 per share, which were issued to the underwriters of a separate follow-on public offering on November 20, 2018 and may be exercised until November 15, 2023, subject to the terms thereof (the “November 2018 HCW Warrants”);

•
45,600 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $7.1875 per share, which were issued to the exclusive placement agents as compensation in connection with the public offering on February 25, 2019 and may be exercised until February 21, 2024, subject to the terms thereof (the “February 2019 HCW Warrants”);

•
408,457 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $5.14 per share, which were issued to certain institutional purchasers in a private placement on April 5, 2019 and may be exercised until October 7, 2024, subject to the terms thereof (the “April 2019 Institutional Warrants”);

•
49,015 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $6.503125 per share, which were issued to the exclusive placement agents as compensation in connection with the private placement on April 5, 2019 and may be exercised until April 3, 2024, subject to the terms thereof (the “April 2019 HCW Warrants”);

•
1,464,665 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $7.50 per share, which were issued to certain institutional purchasers in a private placement on June 5 and 6, 2019 and may be exercised until June 5, 2024, subject to the terms thereof (the “June 2019 Private Placement Warrants”);

•
87,880 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $9.375 per share, which were issued to designees of the placement agent as compensation in connection with the private placement on June 5 and 6, 2019 and may be exercised until June 5, 2024, subject to the terms thereof (the “June 5, 2019 HCW Warrants”);

•
416,667 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $6.00 per share, which were issued to certain institutional investors in a registered direct offering on June 12, 2019 and may be exercised until December 12, 2024, subject to the terms thereof (the “June 2019 Institutional Warrants”);

•
50,000 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $7.50 per share, which were issued to designees of the placement agent as compensation in connection with the private placement on June 12, 2019 and may be exercised until June 10, 2024, subject to the terms thereof (the “June 2019 HCW Warrants”);

•
28,400 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.25 per share, which were issued to certain institutional investors in the follow-on “best efforts” public offering on February 10, 2020 and may be exercised until February 10, 2025, subject to the terms thereof (the “February 2020 Common Warrants”);

•
105,840 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.5625 per share, which were issued to designees of the placement agent as compensation in connection with the follow-on “best efforts” public offering on February 10, 2020 and may be exercised until February 5, 2025, subject to the terms thereof (the “February 2020 HCW Warrants”);

•
448,698 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.76 per share, which were issued to certain institutional investors in the private placement on July 6, 2020, and may be exercised until January 6, 2026, subject to the terms thereof (the “July 2020 Institutional Warrants”);

•
296,297 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $2.2781 per share, which were issued to designees of the placement agent as compensation in connection with the private placement on July 6, 2020 and may be exercised until July 2, 2025, subject to the terms thereof the “July 2020 HCW Warrants”);

•
586,760 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.34 per share, which were issued to certain institutional investors in the private placement on December 8, 2020 and may be exercised until June 8, 2026, subject to the terms thereof (the “December 2020 Institutional Warrants”);

•
108,806 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.79 per share, which were issued to designees of the placement agent as compensation in connection with the private placement on December 8, 2020 and may be exercised until June 8, 2026, subject to the terms thereof (the “December 2020 HCW Warrants”);

•
5,460,751 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $3.60 per share, which were issued to certain institutional investors in the private placement on February 26, 2021 and may be exercised until August 26, 2026, subject to the terms thereof (the “February 2021 Institutional Warrants”); and

•
655,290 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $4.58 per share, which were issued to representative of the placement agent as compensation in connection with the private placement on February 26, 2021 and may be exercised until August 26, 2026, subject to the terms thereof (the “February 2021 HCW Warrants”).

RISK FACTORS

An investment in our securities involves risks. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) and our quarterly reports for the quarters ended March 31, 2021 and June 30, 2021, as well as other information contained or incorporated by reference herein or any applicable prospectus supplement hereto, before making a decision to invest in our securities. See “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk’s future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases.

 These forward-looking statements are based on our management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict, and many of which are outside of our control. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, the factors discussed in the list below and other factors discussed under the heading “Risk Factors” in the 2020 Form 10-K and other documents subsequently filed with or furnished to the SEC:

•	the adverse effect that the COVID-19 pandemic has had and may continue to have on our business and results of operations;

•	our ability to have sufficient funds to meet certain future capital requirements, which could impair our efforts to develop and commercialize existing and new products;

•	our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that our ordinary shares will be delisted if we cannot do so;

•	our expectations regarding future growth, including our ability to increase sales in our existing geographic markets and expand to new markets;

•	our ability to identify merger or acquisition targets and our ability to successfully complete any such merger or acquisition plans;

•	our ability to maintain and grow our reputation and the market acceptance of our products;

•	our ability to achieve reimbursement from third-party payors or advance CMS coverage for our products;

•	our limited operating history and our ability to leverage our sales, marketing and training infrastructure;

•	our expectations as to our clinical research program and clinical results;

•	our ability to obtain certain components of our products from third-party suppliers and our continued access to our product manufacturers;

•	our ability to improve our products and develop new products;

•
our compliance with medical device reporting regulations to report adverse events involving our products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on ReWalk’s ability to market and sell its products;

•	our ability to gain and maintain regulatory approvals;

•	our expectations as to the results of, and potential regulatory developments with respect to, our mandatory FDA 522 post-market surveillance study;

•	the risk of a cybersecurity attack or breach of our IT systems significantly disrupting our business operations;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	our ability to establish a pathway to commercialize our products in China;

•	the impact of substantial sales of our shares by certain shareholders on the market price of our ordinary shares;

•	our ability to use effectively the proceeds of our offerings of securities;

•	the risk of substantial dilution resulting from the periodic issuances of our ordinary shares;

•	the impact of the market price of our ordinary shares on the determination of whether we are a passive foreign investment company; and

•	market and other conditions.

You should not put undue reliance on any forward-looking statements. Any forward-looking statement made in this prospectus and the documents incorporated by reference into this prospectus speak only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein or therein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of ordinary shares by the selling shareholders. We will, however, receive the proceeds of any Warrants exercised for cash in the future. Such net proceeds will be up to approximately $18.5 million, based on the September 2021 Warrants’ exercise prices.

We intend to use the net proceeds for: (i) sales, marketing and reimbursement expenses related to market development activities of our ReStore device and ReWalk Personal 6.0 device, broadening third-party payor and Centers for Medicare and Medicaid Services (“CMS”) coverage for the ReWalk Personal device and commercializing our new product lines added through distribution agreements; (ii) research and development of our lightweight exo-suit technology for potential at-home personal health utilization for multiple indications and future generation designs for our spinal cord injury device; (iii) routine product updates; (iv) general corporate purposes, including working capital needs; and (v) potential acquisitions of businesses. We do not currently have any agreement or understanding with respect to an acquisition in which we plan to invest some or all of the proceeds of the offering. Additionally, we do not currently have more specific plans or commitments with respect to the net proceeds and, accordingly, are unable to quantify the allocation of such proceeds among the various potential uses.  We will have broad discretion in the way that we use the net proceeds.

We will not be paying any underwriting discounts or commissions in offerings under this prospectus. The selling shareholders will bear discounts or commissions, if any, attributable to their sale or disposition of the ordinary shares. Other than in connection with our indemnification obligations with respect to the selling shareholders, we will bear all costs, expenses and fees in connection with the registration of the shares (which do not include the fees and expenses of any selling shareholder counsel).

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a discussion of the material Israeli tax consequences concerning the ownership and disposition of our securities. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the securities were not held through a permanent establishment that the non-resident maintains in Israel. A partial exemption may be available for non-Israeli resident holders who acquired their securities prior to the issuer’s initial public offering.

However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the securities are deemed to be a business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares should be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our holders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at source.

If the above exemptions from capital gains tax are not available, individuals will be subject to a 25% tax rate on capital gains derived from the sale of securities, as long as the individual is not a “substantial shareholder” of the corporation issuing the shares (in which case the individual will be subject to a 30% tax rate), and corporations will be subject to a 23% corporate tax rate for 2021 and thereafter. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights how to act, regardless of the source of such right (which source may include shares and rights to shares such as warrants).. The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding the date of sale he or she was a substantial shareholder.

As of January 1, 2021, holders that are individuals with taxable income exceeding NIS 647,640 in a tax year (linked to the Israeli consumer price index each year) will be subject to an additional tax, referred to as High Income Tax, at the rate of 3% on their taxable income for such tax year which is in excess of such threshold. For this purpose, taxable income will also include taxable capital gains from the sale of our securities and taxable income from dividend distributions.

If the above exemptions from capital gains tax are not available, corporations will be subject to the corporate tax rate (23% for 2021 and thereafter) on capital gains derived from the sale of securities.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents are generally subject to Israeli withholding tax at a rate of 25%, unless a lower rate is provided under an applicable tax treaty and a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance. Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. The United States Israel Tax Treaty provides for reduced tax rates on dividends if (a) the shareholder is a U.S. corporation holding at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and held such minimal percentage during the whole of its prior tax year, and (b) not more than 25% of the Israeli company’s gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding voting shares of which is owned by the Israeli company. The reduced treaty rate, if applicable, is 15% in the case of dividends paid from income derived from a Beneficiary or Preferred Enterprise (certain Israeli tax-benefit programs that may apply to us) or 12.5% otherwise. We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to income derived from a Beneficiary or Preferred Enterprise and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Israel Innovation Authority

We have received grants from the Israel Innovation Authority, or the IIA, for research and development programs in the aggregate amount of approximately $1.97 million as of September 29, 2021. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to such grants we are committed to pay royalties at a rate of 3.0% on sales proceeds up to the total amount of grants received, linked to the dollar and bearing interest at an annual rate of LIBOR applicable to dollar deposits. As of September 29, 2021, the amount of royalties that we paid to the IIA was $99,000 and the remaining aggregate amount to be returned to the IIA through royalties on future sales was about $1.6 million. If we transfer our manufacturing outside of Israel the rate of royalties and the aggregate amount to be repaid can be increased significantly. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, or the R&D Law, and related regulations and IIA guidelines, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer of such know-how to third parties or outside of Israel, and of the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technology are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel or may not grant such approvals at all.

Furthermore, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

In addition to the above, we are required to notify the IIA of any change in our means of control (e.g. equity or the right to nominate board members) and if any non-Israeli entity becomes an interested party in us (e.g. (i) becomes a holder of 5% or more of our share capital or voting rights, (ii) is entitled to appoint one or more of our directors or our chief executive officer or (iii) serves as one of our directors or as our chief executive officer) or if an existing foreign interested party purchases or is issued any means of control in us, we will be required to have such foreign interested party to sign an undertaking to comply with the rules and regulations applicable to the grant programs of the IIA and the R&D Law.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our ordinary shares by a U.S. Holder (as defined below). This description addresses only the U.S. federal income tax consequences to U.S. Holders that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•	certain former citizens or long-term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S corporations;

•	holders that acquire ordinary shares as a result of holding or owning our preferred shares;

•	holders whose “functional currency” is not the U.S. Dollar;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the common stock being taken into account in an applicable financial statement; or

•	holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service (the “IRS”), will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for United States federal income tax purposes, is:

•	An individual holder that is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

As noted above, we do not anticipate paying any cash dividends in the foreseeable future.  Nevertheless, subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to applicable limitations (and assuming that we are not a passive foreign investment company for our taxable year in which the dividend is paid or the preceding taxable year), dividends paid to certain non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on ordinary shares if certain requirements, including stock holding period requirements, are satisfied by the recipient and either we are eligible for the benefits of the United States-Israel Tax Treaty or our ordinary shares are readily tradable on an established market in the United States. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a return of your adjusted tax basis in our ordinary shares to the extent thereof and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our ordinary shares exceeds one year as of the time such distribution is received.  However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that the entire amount of any distribution generally will be reported as dividend income to you.

Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. Dividends paid to you with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, for periods in which we are a “United States-owned foreign corporation,” a portion of dividends paid by us may be treated as U.S. source solely for purposes of the foreign tax credit. We will be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our stock is owned, directly, indirectly or by attribution, by United States persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. In addition, a corporate U.S. Holder that owns 10% or more of our ordinary shares (actually or constructively) may not be able to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends. You should consult your tax advisor about the impact of, and any exception available to, the special sourcing rule described in this paragraph, and the desirability of making, and the method of making, any applicable elections relating to this rule.

The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in such shares (taking into account the rules discussed above). Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the ordinary shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holder may be eligible for preferential rates of taxation. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any recognized gain or loss of a U.S. Holder generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

If we were to be classified as a passive foreign investment company under Section 1297 of the Code (“PFIC”) in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which may be measured in part by the market value of our ordinary shares, which is subject to change as discussed below) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our ordinary shares, which may be volatile. If we are characterized as a “controlled foreign corporation,” or a “CFC” under Section 957(a) of the Code (determined by disregarding certain downward attribution rules and not considered publicly traded throughout the relevant taxable year, however, the passive asset test may be applied based on the adjusted tax bases of our assets instead of the fair market value of each asset (as described above).

Recently adopted Treasury Regulations, or the New Regulations, modify certain of the rules described above. Such modifications include, for example, permitting asset value to be determined more frequently than on a quarterly basis and treating a non-U.S. corporation as publicly traded for a taxable year if the stock of such corporation is publicly traded, other than in de minimis quantities, for at least twenty trading days during such taxable year. The New Regulations generally apply to taxable years of shareholders beginning on or after January 14, 2021. A shareholder, however, may choose to apply such rules for any open taxable year beginning before January 14, 2021, provided that, with respect to a non-U.S. corporation being tested for PFIC status, the shareholder consistently applies certain of the provisions of the New Regulations and certain other Treasury Regulations for such year and all subsequent years. Investors who are U.S. Holders should consult their own tax advisors regarding the impact and applicability of the New Regulations.

If the Company is considered “publicly traded” for the current taxable year (i.e., the ordinary shares are publicly traded, other than in de minimis quantities, for at least 20 days during the current taxable year), the Company would apply the 50% passive asset test using the fair market value of its assets. This determination, however, is subject to uncertainty. The Company’s status may also depend, in part, on how quickly it utilizes the cash on hand, cash raised from this offering, and cash from future financings in its business and whether it earns primarily passive income (such as interest income) in the current or future taxable years.

Based on our gross income and assets, the market price of our ordinary shares and the nature of our business, we believe that we may have been a PFIC for the taxable year ended December 31, 2020. This determination, however, is subject to uncertainty. In addition, there is a significant risk that we may be a PFIC for the current or future taxable years, unless the market price of our ordinary shares increases or we reduce the amount of cash and other passive assets we hold relative to the amount of non-passive assets we hold. Accordingly, no assurances can be made regarding our PFIC status in the current or one or more subsequent years, and our U.S. counsel expresses no opinion with respect to our PFIC status in the taxable year ended December 31, 2020, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status in the past or in the future.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of our PFIC subsidiaries, such subsidiaries referred to as “lower-tier PFICs,” and will be subject to U.S. federal income tax in the manner discussed below on (1) a distribution to us on the shares of a “lower-tier PFIC” and (2) a disposition by us of shares of a “lower-tier PFIC,” both as if the holder directly held the shares of such “lower-tier PFIC.”

If an entity is treated as a PFIC for any taxable year during which a U.S. Holder holds (or, as discussed in the previous paragraph, is deemed to hold) its ordinary shares, such holder will be subject to adverse U.S. federal income tax rules. In general, if a U.S. Holder disposes of shares of a PFIC (including an indirect disposition or a constructive disposition of shares of a “lower-tier PFIC”), gain recognized or deemed recognized by such holder would be allocated ratably over such holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before the entity became a PFIC, if any, would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of shares of a PFIC (or a distribution by a lower-tier PFIC to its shareholders that is deemed to be received by a U.S. Holder) in excess of 125% of the average of the annual distributions on such shares received or deemed to be received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the manner described above. In addition, dividend distributions made to you will not qualify for the preferential rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the ordinary shares. If such election is made, the U.S. Holder will be deemed to have sold the ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described above. After the deemed sale election, the U.S. Holder’s ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC, unless we subsequently again become a PFIC.

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund,” or QEF, election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to us.

If we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to our ordinary shares (but not the shares of any lower-tier PFICs), which may help to mitigate the adverse tax consequences resulting from our PFIC status (but not that of any lower-tier PFICs). Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). The Nasdaq Capital Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded, the mark-to-market election will be available to a U.S. Holder; however, there can be no assurance that trading volumes will be sufficient to permit a mark-to-market election. In addition, because a mark-to-market election with respect to us does not apply to any equity interests in “lower-tier PFICs” that we own, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of ordinary shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of our ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other disposition of our ordinary shares will be treated as ordinary income. Any losses recognized on a sale or other disposition of our ordinary shares will be treated as ordinary loss to the extent of any net mark-to-market gains for prior years. U.S. Holders should consult their tax advisors regarding the availability and consequences of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to our ordinary shares if we have “lower-tier PFICs” for which such election is not available. Once made, the mark-to-market election cannot be revoked without the consent of the IRS unless our ordinary shares cease to be “regularly traded.”

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. A failure to file such form may result in penalties and may suspend the running of the statute of limitations on the tax return. If we were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of these rules on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ordinary shares.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a United States payor or United States middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares in your particular situation.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders include the shares underlying the September 2021 Warrants. For additional information regarding the issuances of those ordinary shares and warrants, see “Outstanding Shares and Warrants Issued in the September 2021 Private Placement” above. We are registering the shares underlying the September 2021 Warrants in order to permit the selling shareholders to offer the shares for resale from time to time. When we refer to the “selling shareholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective transferees, donees, pledgees, assignees and successors-in-interest who later come to hold any of the selling shareholders’ interests in ordinary shares other than through a public sale.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares and warrants (including the September 2021 Warrants and other ordinary shares and warrants), as of September 29, 2021, assuming exercise of the September 2021 Warrants held by the selling shareholders on that date, without regard to any limitations on exercises. The fourth column lists the ordinary shares being offered by this prospectus by the selling shareholders.

This prospectus covers the resale of the maximum number of ordinary shares issuable upon exercise of the September 2021 Warrants, determined as if the outstanding warrants were exercised in full as of September 29, 2021, without regard to any limitations on the exercise of the September 2021 Warrants. The fifth column assumes the sale of all of the shares underlying the September 2021 Warrants offered by the selling shareholders pursuant to this prospectus.

Under the terms of the September 2021 Warrants, a selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99%, as applicable, of our then-outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Certain of the selling shareholders are designees of H.C. Wainwright. We and/or our affiliates have from to time to time in the past engaged and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with H.C. Wainwright or its affiliates, for which they have received or may receive customary fees and expenses. H.C. Wainwright acted as lead book-running manager of our underwritten follow-on public offering in November 2018 of units consisting of ordinary shares and common warrants and pre-funded units consisting common warrants and pre-funded warrants, as placement agent in our best-efforts follow-on public offering of ordinary shares in February 2019, as placement agent in our registered direct offerings of ordinary shares and concurrent private placement of warrants in April 2019, June 2019 and July 2020, as placement agent in our June 2019 and July 2020 private placements of warrants, as placement agent in our best-efforts public offering of units in February 2020, as placement agent in our private placements of ordinary shares and warrants in December 2020 and February 2021 and as placement agent in our September 2021 Registered Direct Offering and September 2021 Private Placement. Otherwise, except for the ownership of the September 2021 Warrants and other ordinary shares and the warrants discussed in the footnotes to the table below, the selling shareholders have not had any material relationship with us within the past three years.

Selling Shareholders	Number of Shares Beneficially Owned Prior to the Offering(14)		Percent(15)(19)	Maximum Number Offered by Selling Shareholder(16)	Number of Shares Beneficially Owned After Completion of Offering(17)	Percent(18)(19)
Sabby Volatility Warrant Master Fund, Ltd.	5,247,359	(1)	4.99%	1,842,752	3,404,607	4.66%
CVI Investments, Inc.	2,866,616	(2)	4.43%	1,250,000	1,616,616	2.23%
Armistice Capital Master Fund, Ltd.	2,650,800	(3)	4.07%	1,228,502	1,422,298	1.95%
Intracoastal Capital, LLC	4,846,184	(4)	7.47%	1,228,502	3,617,682	4.98%
Lind Global Macro Fund, LP	2,651,802	(5)	4.17%	614,251	2,037,551	2.83%
Empery Asset Master, Ltd.	2,163,735	(6)	3.43%	721,245	1,442,490	2.02%
Lind Global Fund II, LP	2,138,753	(7)	3.39%	614,251	1,524,502	2.13%
Empery Tax Efficient III, LP	800,565	(8)	1.28%	266,855	533,710	*
Empery Tax Efficient, LP	726,837	(9)	1.16%	240,401	486,436	*
Charles Worthman	22,634	(10)	*	9,608	13,026	*
Craig Schwabe	54,544	(11)	*	32,428	22,116	*
Michael Vasinkevich	1,237,902	(12)	1.94%	616,120	621,782	*
Noam Rubinstein	1,116,947	(13)	1.76%	302,655	814,292	1.13%

* Less than 1%

(1)
Holds (i) 1,709,639 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 3,537,720 ordinary shares, including 1,842,752 ordinary shares underlying the September 2021 Warrants, with the remaining ordinary shares underlying the April 2019 Institutional Warrants, June 2019 Institutional Warrants, and the February 2021 Institutional Warrants. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.  The principal business address of Sabby is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The principal business address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(2)
Holds (i) 608,666 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 2,257,950 ordinary shares, including 1,250,000 ordinary shares underlying the September 2021 Warrants, with the remaining ordinary shares underlying the November 2016 Institutional Warrants and the February 2021 Institutional Warrants. Heights  Capital  Management, Inc.,  the  authorized  agent  of  CVI  Investments,  Inc. (“CVI”),  has  discretionary  authority  to  vote  and  dispose  of  the  shares  held  by  CVI  and  may  be deemed  to  be  the  beneficial  owner  of  these  shares.  Martin  Kobinger,  in  his  capacity  as  investment  manager  of  Heights  Capital  Management, Inc.,  may  also  be  deemed  to  have  investment  discretion  and  voting  power  over  the  shares  held  by  CVI.  Mr.  Kobinger disclaims any such beneficial ownership of the shares.  CVI  is  affiliated  with  one  or  more  FINRA  member,  none  of  whom  are  currently  expected to  participate  in  the  sale  of  shares  pursuant  to  this  prospectus. The principal business address of CVI is c/o Heights Capital Management Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(3)
Holds ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 2,650,800 ordinary shares, including 1,228,502 ordinary shares underlying the September 2021 Warrants, with the remaining ordinary shares underlying the June 2019 Institutional Warrants and the February 2021 Institutional Warrants. Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd. (“Armistice”), and Steven Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the shares held by Armistice. Armistice  Capital, LLC  and  Mr. Boyd  disclaim  beneficial ownership  over  the  securities  held  by  Armistice,  except  to  the  extent  of  their  pecuniary  interest  therein. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor New York, New York 10022.

(4)
Holds (i) 2,457,004 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 2,389,180 ordinary shares, including 1,228,502 ordinary shares underlying the September 2021 Warrants, with the remaining ordinary shares underlying the November 2016 Oppenheimer Warrants, April 2019 Institutional Warrants, June 2019 Institutional Warrants, July 2020 Institutional Warrants, the December 2020 Institutional Warrants and the February 2021 Institutional Warrants. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership over such shares of Intracoastal. The principal business address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33482.

(5)
Holds (i) 1,534,702 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 1,117,100 ordinary shares, including 614,251 ordinary shares underlying the September 2021 Warrants, with the remaining ordinary shares underlying the December 2020 Institutional Warrants and the February 2021 Institutional Warrants. Jeff  Easton  is the  managing  member  of  The  Lind  Partners,  LLC  which  is  the  manager  of  Lind  Global  Macro  Fund,  LP (“Lind”) and  has  sole  voting  control  and investment  discretion  over  the  securities  held  by  Lind.  Mr.  Easton  disclaims  beneficial  ownership  over  the  securities  listed except  to  the  extent  of  his  pecuniary  interest  therein.  The  principal  business  address  of  Lind is 444  Madison  Ave,  41st  Floor,  New  York,  New York 10022.

(6)
Holds (i) 1,442,490 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 721,245 ordinary shares, all of which are ordinary shares underlying the September 2021 Warrants.  Empery Asset Management LP, the authorized agent of Empery Asset Master, LTD (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership over these shares. The principal business address of Empery is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(7)
Holds (i) 1,524,502 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 614,251 ordinary shares, all of which are ordinary shares underlying the September 2021 Warrants. Jeff  Easton  is the  managing  member  of  The  Lind  Partners,  LLC,  which  is  the  general partner  of  Lind  Global  Fund,  LP (“Lind Global”) and  in such capacity has the right to vote and dispose of the  securities  held  by  Lind  Global.  The principal  business  address  of  Lind Global is  444  Madison  Ave,  41st  Floor,  New  York,  New York 10022.

(8)
Holds (i) 533,710 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 266,855 ordinary shares, all of which are ordinary shares underlying the September 2021 Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership over these shares. The principal business address of Empery Tax III is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(9)
Holds (i) 480,802 ordinary shares and (ii) ordinary shares underlying currently exercisable warrants to purchase up to an aggregate of 246,035 ordinary shares, including 240,401 ordinary shares underlying the September 2021 Warrants, with the remaining ordinary shares underlying the November 2016 Oppenheimer Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership over these shares. The principal business address of Empery Tax is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(10)
Holds other outstanding warrants to purchase 13,026 ordinary shares and September 2021 HCW Warrants to purchase 9,608 ordinary shares issued to the selling shareholder as a representative of H.C. Wainwright. The principal business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10128.

(11)
Holds other outstanding warrants to purchase 22,116 ordinary shares and September 2021 HCW Warrants to purchase 32,428 ordinary shares issued to the selling shareholder as a representative of H.C. Wainwright. The principal business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10128.

(12)
Holds other outstanding warrants to purchase 621,782 ordinary shares and September 2021 HCW Warrants to purchase 616,120 ordinary shares issued to the selling shareholder as a representative of H.C. Wainwright. The principal business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10128.

(13)
Holds (i) 136,250 ordinary shares and (ii) other outstanding warrants to purchase 677,772 ordinary shares and September 2021 HCW Warrants to purchase 302,655 ordinary shares issued to the selling shareholder as a representative of H.C. Wainwright. The principal business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10128.

(14)
Includes all ordinary shares held outright and ordinary shares underlying all warrants, whether or not registered hereby, and whether or not they may be exercised due to beneficial ownership limitations on exercise discussed in footnote 19 below.

(15)	Each applicable percentage ownership prior to the offering is calculated based on 62,448,795 ordinary shares outstanding as of such date prior to the exercise of the September 2021 Warrants.

(16)
Represents the maximum number of ordinary shares that may be offered based on the assumption that all of the outstanding September 2021 Warrants held by the selling shareholder will be exercised for cash, irrespective of limitations on exercise discussed in footnote 19 below.

(17)
Represents the number of ordinary shares that will be beneficially owned, irrespective of limitations on exercise discussed in footnote 19 below, by each selling shareholder after completion of this offering. Each number is based on the assumptions that (i) all of the ordinary shares registered for resale by the registration statement of which this prospectus is a part will be sold (following exercise of the September 2021 Warrants), (ii) no other ordinary shares will be sold (including ordinary shares held outright or underlying other outstanding warrants owned as of September 29, 2021) or acquired by the selling shareholder before completion of this offering and (iii) no exercise or vesting of any other warrants or outstanding convertible securities issued by the Company.

(18)
Each applicable percentage ownership following the offering is calculated based on 71,416,365 ordinary shares outstanding as of September 29, 2021, including 62,448,795 ordinary shares outstanding as of such date prior to the exercise of the September 2021 Warrants and assuming the exercise of all September 2021 Warrants and the resale of all ordinary shares underlying the September 2021 Warrants by all selling shareholders in offerings under this prospectus.

(19)
Under the terms of the September 2021 Warrants, a selling shareholder may not exercise Warrants to the extent that such selling shareholder, together with its affiliates, would beneficially own, after such exercise, more than 4.99% or 9.99%, as applicable, of the ordinary shares then outstanding (subject to the right of a selling shareholder with a 4.99% ownership limitation to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Substantially similar beneficial ownership limitations of 4.99% or 9.99% are found in other outstanding warrants held by the selling shareholders.

PLAN OF DISTRIBUTION

Each selling shareholder of the resale securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. If any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer or other agent for the sale of shares through a block trade or certain other methods, we may be required to file an amendment or supplement to this prospectus pursuant to applicable SEC rules promulgated under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the resale securities. Other than in connection with indemnification, we will bear only the costs, expenses and fees in connection with the registration of the resale securities (which do not include the fees and expenses of any selling shareholder counsel). The Company has also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling shareholders will pay any commissions, discounts and transfer taxes attributable to the sales of the resale securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Seligman & Co., Tel Aviv, Israel.  Certain legal matters with respect to U.S. federal securities laws and New York law will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 incorporated by reference into this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in its report thereon and appearing therein (which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern as described in Note 1e to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. The offices of Kost, Forer Gabbay & Kasierer are located at 144 Menachem Begin Road, Tel Aviv, 6492102.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of our registration statement on Form S-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us and the securities offered by this prospectus, please refer to the registration statement.  You may access copies at the SEC’s website (www.sec.gov).

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC’s website (www.sec.gov) also contains reports, proxy statements and other information regarding issuers, such as us, that file electronically with the SEC. We also maintain a website (www.rewalk.com), from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

•
our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 18, 2021 (including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2021 that are specifically incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 11, 2021 and for the quarter ended June 30, 2021 filed with the SEC on August 9, 2021;

•	our current reports on Form 8-K filed with the SEC on February 25, 2021, May 21, 2021, September 29, 2021 and October 18, 2021; and

•
the description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36612) filed with the SEC on September 2, 2014, as updated by Exhibit 4.2 to the 2020 Form 10-K filed with the SEC on February 18, 2021 (description of the Company’s securities registered pursuant to Section 12 of the Exchange Act) and any other amendment or report filed for the purpose of updating that description.

In addition, we incorporate by reference into this prospectus any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of this offering. Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement hereto where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in this prospectus or the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement hereto.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. It may be difficult to obtain service of process within the United States upon us, upon our directors and executive officers, a majority of whom reside outside of the United States, and upon those Israeli experts named in this prospectus who reside outside of the United States. Furthermore, because a majority of our assets and a majority of our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us, certain of our directors and executive officers or the Israeli experts named herein may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Goldfarb Seligman & Co., Tel Aviv, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed our subsidiary, ReWalk Robotics Inc., which is incorporated in Delaware, as our agent to receive service of process in any action against us in any United States federal or state court arising out of offerings or sales pursuant to this prospectus or any purchase or sale of securities in connection with this prospectus. Subject to specified time limitations and legal procedures, Israeli courts may enforce a non-appealable foreign judgment in a civil matter, provided that, among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the foreign state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgment is not contrary to the public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Traditionally, in an action before an Israeli court to recover an amount in a non-Israeli currency, the Israeli court issues a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus a per-annum statutory rate of interest set on a quarterly basis by Israeli regulations. Judgment creditors must bear the risk of unfavorable exchange rates. The trend in recent years has increasingly been for Israeli courts to enforce a foreign judgment in the foreign currency specified in the judgment, in which case there are also applicable rules regarding the payment of interest.

ReWalk Robotics Ltd.

8,967,570 ordinary shares
Issuable upon exercise of outstanding warrants

To be sold by selling shareholders
________________________

PROSPECTUS
________________________

PART II          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

The following is a statement of expenses in connection with the distribution of the securities registered.  All amounts shown are estimates except the SEC registration fee.  The estimates do not include expenses related to offerings of particular securities.  Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$$1,147.19
Legal fees and expenses(1)	40,000.00
Accountants’ fees and expenses	40,000.00
Miscellaneous	5,000.81
TOTAL	$86,148

(1)	Represents estimated fees of the registrant’s Israeli and U.S. securities counsel.

Item 15.          Indemnification of Directors and Officers.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty.  An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association.  Our Articles of Association include such a provision.  An Israeli company also may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court.  However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our Articles of Association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 16.          Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description

4.1	Specimen share certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on August 20, 2014).

4.2	Third Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2019).

4.3
Warrant, dated December 30, 2015, between the Company and Kreos Capital V (Expert Fund) Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2016).

4.4
Form of warrant issued in connection with the Company’s November 2016 follow-on offering (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2016).

4.5
Form of common warrant to purchase ordinary shares in November 2018 follow-on offering (incorporated by reference to Exhibit 4.7 to the Company’s registration statement on Form S-1/A (File No. 333-227852), filed with the SEC on November 14, 2018).

4.6
Form of underwriter warrant from November 2018 follow-on offering (incorporated by reference to Exhibit 4.8 to the Company’s registration statement on Form S-1/A (File No. 333-227852), filed with the SEC on November 14, 2018).

4.7
First Amendment to Warrant to Purchase Shares between the Company and Kreos Capital V (Expert Fund) Limited, dated November 20, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on November 21, 2018).

4.8
Form of placement agent warrant to purchase ordinary shares in February 2019 follow-on offering (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on February 25, 2019).

4.9
Form of purchaser warrant from April 2019 registered direct offering and concurrent private placement of warrants (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2019).

4.10
Form of placement agent warrant from April 2019 registered direct offering and concurrent private placement of warrants (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2019).

4.11
Form of private placement warrant from June 2019 private placement of warrants (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2019).

4.12	Form of placement agent warrant from June 2019 private placement of warrants (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2019).

4.13
Form of purchaser warrant from June 2019 registered direct offering and concurrent private placement of warrants (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2019).

4.14
Form of placement agent warrant from June 2019 registered direct offering and concurrent private placement of warrants (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2019).

4.15	Form of common warrant from February 2020 best efforts offering (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2020).

4.16	Form of placement agent warrant from February 2020 best efforts offering (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2020).

4.17	Form of purchaser warrant from the July 2020 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020).

4.18	Form of placement agent warrant from the July 2020 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020).

4.19	Form of purchaser warrant from the December 2020 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2020).

4.20	Form of placement agent warrant from the December 2020 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2020).

4.21	Form of purchaser warrant from the February 2021 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021).

4.22	Form of placement agent warrant from the February 2021 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021).

4.23	Form of purchaser warrant from the September 2021 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

4.24
Form of placement agent warrant from the September 2021 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares being registered hereunder (including consent).†

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited.†

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

†	Filed herewith.

Item 17.          Undertakings.

(1)          The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam Ilit, Israel on this 20th day of October, 2021.

REWALK ROBOTICS LTD.

By:	/s/Ori Gon
Name: Ori Gon
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Larry Jasinski and Ori Gon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date
/s/ Larry Jasinski	Director and Chief Executive Officer	October 20, 2021
Larry Jasinski	(Principal Executive Officer)

/s/ Ori Gon	Chief Financial Officer	October 20, 2021
Ori Gon	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeff Dykan	Chairman of the Board	October 20, 2021
Jeff Dykan

/s/ Dr. John William Poduska	Director	October 20, 2021
Dr. John William Poduska

/s/ Yohanan Engelhardt	Director	October 20, 2021
Yohanan Engelhardt

/s/ Wayne B. Weisman	Director	October 20, 2021
Wayne B. Weisman

/s/ Yasushi Ichiki	Director	October 20, 2021
Yasushi Ichiki

/s/ Aryeh Dan	Director	October 20, 2021
Aryeh Dan

/s/ Randel Richner	Director	October 20, 2021
Randel Richner

REWALK ROBOTICS, INC.	Authorized Representative in the United States
By: /s/ Larry Jasinski		October 20, 2021
Name: Larry Jasinski
Title: Chief Executive Officer